Exhibit 99.1

RH REPORTS RECORD SECOND QUARTER FISCAL 2015 FINANCIAL RESULTS

Q2 2015 Comparable Brand Revenue Growth of 16% on Top of 13% Last Year; Adjusted Net Income Increased 30%

Company Increases Fiscal 2015 Guidance to Adjusted Diluted EPS in Range of $3.06 to $3.16

from $3.02 to $3.15; Raises Net Revenues Outlook to Range of $2.158 Billion to $2.178 Billion

and Adjusted Operating Margin Outlook to Range of 10.5% to 10.7%

Corte Madera, CA – September 10, 2015 – RH (Restoration Hardware Holdings, Inc. - NYSE:RH) today announced record financial results for the second quarter ended August 1, 2015. The Company will post a video presentation highlighting its continued evolution and recent performance on the RH Investor Relations website at ir.restorationhardware.com. RH leadership will also outline their plans and provide further details on the upcoming launch of both RH Modern and RH Teen in the video presentation.

Second Quarter Highlights

•	Net revenues increased 17% on top of a 14% increase last year

•	Comparable brand revenues increased 16% on top of a 13% increase last year

•	Adjusted operating margin increased 90 basis points to 12.2%; GAAP operating margin of 11.1% compared to 11.3% for the same period last year

•	Adjusted net income increased 30% to $36.0 million; GAAP net income of $29.9 million compared to $27.3 million for the same period last year

•	Adjusted diluted EPS increased 27% to $0.85; GAAP diluted EPS of $0.71 compared to $0.66 for the same period last year

Gary Friedman, Chairman and Chief Executive Officer, commented, “RH continues to outperform the home furnishings industry by a wide margin. Net revenues exceeded our outlook and increased 17% on top of a 14% increase last year. Comparable brand revenues increased 16% on top of 13% last year – representing a 29% increase over the two-year period. Additionally, we grew our adjusted operating margin by 90 basis points and adjusted net income by 30%, both ahead of our expectations, and further demonstrating the disruptive nature of the RH brand and the power of our multi-channel business model.”

Mr. Friedman continued, “We believe that the sheer scope of what we are about to unveil over the course of just three months – September through November - illustrates our execution capabilities, our unmatched level of innovation, and the power of our multi-channel platform. We will be launching two significant new businesses, RH Modern and RH Teen - each with their own Source Book, website, and a significant retail presence. Also during this period, we have four, revolutionary next generation Design Galleries opening in Chicago, Denver, Tampa and Austin, as well as a standalone RH Modern gallery in Los Angeles, and RH Baby & Child galleries in West Palm Beach and Greenwich. We believe that the launch of RH Modern and RH Teen late in the third quarter, coupled with the new next generation Design Galleries opening in October and November, puts us on a clear path to accelerate our growth in the fourth quarter and into fiscal 2016.”

Mr. Friedman added, “We have proven our ability to execute and deliver profitable growth during this period of unprecedented innovation of our product offer and retail store experience. Since our initial public offering in 2012, our adjusted operating margins have expanded 470 basis points - from 5.8% to our guidance of at least 10.5% this year. We believe our growth is even more notable considering the significant investments we are making to develop the many new businesses we have in the pipeline and the infrastructure we are putting in place to scale them.”

Mr. Friedman concluded, “The continued momentum of our core business, coupled with the launch of RH Modern and RH Teen, and the opening of four next generation Design Galleries later this year, gives us further confidence in our financial outlook for fiscal 2015. We are increasing our adjusted net income guidance for fiscal 2015 to growth in the range of 33% to 37% - well above our long term target of mid to high twenties - and now expect net revenues to grow in the range of 16% to 17%. While still in the early stages of building RH into the leading home brand for the luxury customer, we are well on track towards our long-term goal of $4 billion to $5 billion in North American sales, mid-teens operating margins, significant free cash flow and industry-leading return on invested capital.”

Second Quarter Fiscal 2015 Results

Revenue - Net revenues for the second quarter of fiscal 2015 increased 17% to $506.9 million from $433.8 million in the second quarter of fiscal 2014. Comparable brand revenue growth, which includes direct, was 16% in the second quarter of fiscal 2015 on top of 13% for the same period last year. Stores revenues increased 21% to $268.5 million in the second quarter of fiscal 2015. This growth is on top of a 9% increase in stores revenues in the second quarter of fiscal 2014. Direct revenues increased 13% to $238.5 million in the second quarter of fiscal 2015. This growth is on top of a 19% increase in direct revenues in the second quarter of fiscal 2014. Direct revenues during the second quarter of fiscal 2015 represented 47% of total net revenues.

Revenue Metrics*

	Three Months Ended
	August 1, 2015	August 2, 2014
Stores as a percentage of net revenues	53%	51%
Direct as a percentage of net revenues	47%	49%
Growth in net revenues:
Stores	21%	9%
Direct	13%	19%
Total	17%	14%
Comparable brand revenue growth	16%	13%

*	See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.

Retail Galleries - As of August 1, 2015, the Company operated a total of 67 retail galleries, consisting of 57 legacy Galleries, 6 larger format Design Galleries, 1 next generation Design Gallery, and 3 Baby & Child Galleries, as well as 15 outlet stores, throughout the United States and Canada. This compares to a total of 68 retail galleries, consisting of 59 legacy Galleries, 6 larger format Design Galleries and 3 Baby & Child Galleries, as well as 17 outlet stores, as of August 2, 2014.

Retail Gallery Metrics*

	Three Months Ended
	August 1, 2015		August 2, 2014
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	67	605	69	548
Retail galleries opened
RH Greenwich Design Gallery	—	—	1	14.0
RH New York Expansion	—	—	—	13.3
Retail galleries closed
RH West Nyack Legacy Gallery	—	—	(1)	(6.4)
RH Greenwich Legacy Gallery	—	—	(1)	(5.1)

End of period	67	605	68	564

% Growth		7%		8%

Weighted-average leased selling square footage		605		556
% Growth		9%		7%

*	See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of August 1, 2015 and August 2, 2014 was 855,000 and 810,000, respectively.

Weighted-average leased square footage for the three months ended August 1, 2015 and August 2, 2014 was 855,000 and 799,000, respectively.

Retail sales per leased selling square foot for the three months ended August 1, 2015 and August 2, 2014 was $393 and $354, respectively.

Operating Income and Margin** - Adjusted operating income in the second quarter of fiscal 2015 increased 26% to $61.9 million compared to $48.9 million in the second quarter of fiscal 2014. Adjusted operating margin in the second quarter of fiscal 2015 increased 90 basis points to 12.2% from 11.3% for the same period last year. Including the impact of non-recurring and other items in the second quarter of fiscal 2015, GAAP operating income was $56.4 million compared to $48.9 million for the same period last year and GAAP operating margin was 11.1% compared to 11.3% for the same period last year.

Net Income** - Adjusted net income in the second quarter of fiscal 2015 increased 30% to $36.0 million from $27.7 million in the second quarter of fiscal 2014. Including the impact of non-recurring and other items, GAAP net income for the second quarter of fiscal 2015 was $29.9 million compared to $27.3 million for the same period last year.

Earnings Per Share** - Adjusted diluted EPS for the second quarter of fiscal 2015 increased 27% to $0.85 from $0.67 for the same period last year. Including the impact of non-recurring and other items, GAAP diluted EPS for the second quarter of fiscal 2015 was $0.71 compared to $0.66 for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables accompanying this release.

Outlook

The Company is providing the following guidance for the third quarter of fiscal 2015:

•	Net revenues in the range of $531 million to $541 million

•	Adjusted net income in the range of $25.5 million to $27.5 million

•	Adjusted diluted EPS in the range of $0.60 to $0.65

•	Income tax rate of approximately 39%

•	Diluted shares outstanding of approximately 42.5 million

The Company is providing the following guidance for the fourth quarter of fiscal 2015:

•	Net revenues in the range of $698 million to $708 million

•	Adjusted net income in the range of $58.3 million to $60.4 million

•	Adjusted diluted EPS in the range of $1.37 to $1.42

•	Income tax rate of approximately 39%

•	Diluted shares outstanding of approximately 42.6 million

The Company is increasing its guidance for the fiscal year ending January 30, 2016 as follows:

•	Net revenues increased to range of $2.158 billion to $2.178 billion

•	Adjusted operating margins increased to range of 10.5% to 10.7%

•	Adjusted net income increased to range of $129.6 million to $133.7 million

•	Adjusted diluted EPS increased to range of $3.06 to $3.16

•	Income tax rate of approximately 39%

•	Diluted shares outstanding of approximately 42.3 million

•	Capital expenditures in the range of $140 million to $160 million

Note: The Company’s adjusted operating margin, adjusted net income and adjusted diluted earnings per share guidance does not include certain charges and costs, such as for unusual items which may occur in the future, and which are expected to be similar in future periods to the kinds of charges and costs excluded from adjusted operating margin, adjusted net income and adjusted diluted earnings per share in prior quarters.

Video Presentation and Q&A Conference Call Information

Accompanying this release, RH will today post a video presentation highlighting the Company’s second quarter fiscal 2015 performance and outlook on the Company’s Investor Relations website, ir.restorationhardware.com. Management will then host a live question and answer conference call at 2:30 p.m. PT (5:30 p.m. ET). Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.restorationhardware.com. A replay of the question and answer session conference call will be available through September 24, 2015 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 30138951, as well as on the Company’s investor relations website.

About RH

RH (Restoration Hardware Holdings, Inc. - NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com.

**Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted EPS (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. With respect to the Company’s non-GAAP guidance for the third and fourth quarter of fiscal 2015 and the fiscal year ending January 30, 2016, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various non-recurring and recurring reconciling items. For previous periods, such non-recurring and recurring reconciling items included non-cash and other one-time compensation expense, one-time income tax expense (benefit), and legal claim related expenses, among others. Certain items that impact these measures have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and as a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort.

Forward-Looking Statements

This release and the accompanying video presentation contain forward-looking statements within the meaning of the federal securities laws including statements related to our future financial guidance, including for the third and fourth quarter of fiscal 2015 and the fiscal year ending January 30, 2016; our plan to unveil RH Modern and RH Teen over the course of September through November; our plan to launch each of RH Modern and RH Teen with their own Source Book, website and a significant retail presence; our plan to open four revolutionary next generation Design Galleries in Chicago, Denver, Tampa and Austin, as well as a standalone RH Modern gallery in Los Angeles and RH Baby & Child galleries in West Palm Beach and Greenwich and the expected timing of these openings; our belief that the launch of our new businesses late in the third quarter, coupled with the new next generation Design Galleries opening scheduled for October and November, puts us on a clear path to accelerate our growth in the fourth quarter and into fiscal 2016; our belief that are well on track towards our long-term goal of $4 billion to $5 billion in North American sales, mid-teens operating margins, significant free cash flow and industry-leading return on invested capital, and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, our ability to retain key personnel; successful implementation of our growth strategy; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; factors affecting our outstanding convertible senior notes; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2015, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	Reported August 1, 2015	Adjustments	Adjusted August 1, 2015	% of Net Revenues	Reported August 2, 2014	Adjustments	Adjusted August 2, 2014	% of Net Revenues
Net revenues	$506,942	$—	$506,942	100.0%	$433,766	$—	$433,766	100.0%
Cost of goods sold [a]	312,679	(4,844)	307,835	60.7%	265,857	—	265,857	61.3%

Gross profit	194,263	4,844	199,107	39.3%	167,909	—	167,909	38.7%
Selling, general and administrative expenses [a]	137,840	(630)	137,210	27.1%	118,974	—	118,974	27.4%

Income from operations	56,423	5,474	61,897	12.2%	48,935	—	48,935	11.3%
Interest expense [b]	7,406	(4,493)	2,913	0.6%	4,346	(1,576)	2,770	0.7%

Income before income taxes	49,017	9,967	58,984	11.6%	44,589	1,576	46,165	10.6%
Income tax expense [c]	19,082	3,880	22,962	4.5%	17,336	1,130	18,466	4.2%

Net income [d]	$29,935	$6,087	$36,022	7.1%	$27,253	$446	$27,699	6.4%

Weighted-average shares used in computing basic net income per share	40,045,850		40,045,850		39,436,255		39,436,255
Basic net income per share	$0.75		$0.90		$0.69		$0.70
Weighted-average shares used in computing diluted net income per share	42,243,910		42,243,910		41,262,629		41,262,629
Diluted net income per share	$0.71		$0.85		$0.66		$0.67

[a]	Adjustments represent the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[b]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their respective terms. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.6 million during the three months ended August 1, 2015.
[c]	The adjustment for the three months ended August 1, 2015 represents the tax effect of the adjusted items based on our effective tax rate of 38.93%. The three months ended August 2, 2014 includes an adjustment to calculate income tax expense at a pro forma 40% effective tax rate.
[d]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Six Months Ended
	Reported August 1, 2015	Adjustments	Adjusted August 1, 2015	% of Net Revenues	Reported August 2, 2014	Adjustments	Adjusted August 2, 2014	% of Net Revenues
Net revenues	$929,387	$—	$929,387	100.0%	$800,020	$—	$800,020	100.0%
Cost of goods sold [a]	591,706	(6,223)	585,483	63.0%	507,762	—	507,762	63.5%

Gross profit	337,681	6,223	343,904	37.0%	292,258	—	292,258	36.5%
Selling, general and administrative expenses [a]	264,229	(819)	263,410	28.3%	238,545	(9,200)	229,345	28.6%

Income from operations	73,452	7,042	80,494	8.7%	53,713	9,200	62,913	7.9%
Interest expense [b]	13,055	(7,195)	5,860	0.7%	6,402	(1,576)	4,826	0.6%

Income before income taxes	60,397	14,237	74,634	8.0%	47,311	10,776	58,087	7.3%
Income tax expense [c]	23,306	5,464	28,770	3.1%	18,263	4,972	23,235	2.9%

Net income [d]	$37,091	$8,773	$45,864	4.9%	$29,048	$5,804	$34,852	4.4%

Weighted-average shares used in computing basic net income per share	39,979,898		39,979,898		39,294,274		39,294,274
Basic net income per share	$0.93		$1.15		$0.74		$0.89
Weighted-average shares used in computing diluted net income per share	42,117,215		42,117,215		40,965,628		40,965,628
Diluted net income per share	$0.88		$1.09		$0.71		$0.85

[a]	Adjustments represent charges incurred or the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[b]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the 2019 Notes and for the 2020 Notes, we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their respective terms. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $1.1 million during the six months ended August 1, 2015.
[c]	The adjustment for the six months ended August 1, 2015 represents the tax effect of the adjusted items based on our effective tax rate of 38.59%. The six months ended August 2, 2014 includes an adjustment to calculate income tax expense at a pro forma 40% effective tax rate.
[d]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Six Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Diluted net income per share	$0.71	$0.66	$0.88	$0.71
EPS impact of adjustments (pre-tax) [a]:
Legal claim	$0.13	$—	$0.17	$0.22
Amortization of debt discount	0.11	0.04	0.17	0.04

Subtotal adjusted items	0.24	0.04	0.34	0.26
Impact of income tax on adjusted items [a]	(0.10)	(0.03)	(0.13)	(0.12)

Adjusted diluted net income per share [b]	$0.85	$0.67	$1.09	$0.85

[a]	Refer to tables titled “Reconciliation of Adjusted Income Statement Items” and the related footnotes for additional information.
[b]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
GAAP net income	$29,935	$27,253	$37,091	$29,048

Adjustments (pre-tax) [a]:
Legal claim	$5,474	$—	$7,042	$9,200
Amortization of debt discount	4,493	1,576	7,195	1,576

Subtotal adjusted items	9,967	1,576	14,237	10,776
Impact of income tax on adjusted items [a]	(3,880)	(1,130)	(5,464)	(4,972)

Adjusted net income [b]	$36,022	$27,699	$45,864	$34,852

[a]	Refer to tables titled “Reconciliation of Adjusted Income Statement Items” and the related footnotes for additional information.
[b]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net income	$29,935	$27,253	$37,091	$29,048
Interest expense	7,406	4,346	13,055	6,402
Income tax expense	19,082	17,336	23,306	18,263

Operating income	56,423	48,935	73,452	53,713
Legal claim [a]	5,474	—	7,042	9,200

Adjusted operating income	$61,897	$48,935	$80,494	$62,913

Net revenues	$506,942	$433,766	$929,387	$800,020

Operating margin [b]	11.1%	11.3%	7.9%	6.7%

Adjusted operating margin [b]	12.2%	11.3%	8.7%	7.9%

[a]	Refer to tables titled “Reconciliation of Adjusted Income Statement Items” and the related footnotes for additional information.
[b]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Six Months Ended
	August 1, 2015	% of Net Revenues	August 2, 2014	% of Net Revenues	August 1, 2015	% of Net Revenues	August 2, 2014	% of Net Revenues
Net revenues	$506,942	100.0%	$433,766	100.0%	$929,387	100.0%	$800,020	100.0%
Cost of goods sold	312,679	61.7%	265,857	61.3%	591,706	63.7%	507,762	63.5%

Gross profit	194,263	38.3%	167,909	38.7%	337,681	36.3%	292,258	36.5%
Selling, general and administrative expenses	137,840	27.2%	118,974	27.4%	264,229	28.4%	238,545	29.8%

Income from operations	56,423	11.1%	48,935	11.3%	73,452	7.9%	53,713	6.7%
Interest expense	7,406	1.4%	4,346	1.0%	13,055	1.4%	6,402	0.8%

Income before income taxes	49,017	9.7%	44,589	10.3%	60,397	6.5%	47,311	5.9%
Income tax expense	19,082	3.8%	17,336	4.0%	23,306	2.5%	18,263	2.3%

Net income	$29,935	5.9%	$27,253	6.3%	$37,091	4.0%	$29,048	3.6%

Weighted-average shares used in computing basic net income per share	40,045,850		39,436,255		39,979,898		39,294,274
Basic net income per share	$0.75		$0.69		$0.93		$0.74
Weighted-average shares used in computing diluted net income per share	42,243,910		41,262,629		42,117,215		40,965,628
Diluted net income per share	$0.71		$0.66		$0.88		$0.71

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	August 1, 2015	January 31, 2015	August 2, 2014
ASSETS
Cash and cash equivalents	$304,948	$148,934	$181,493
Short-term investments	149,692	62,168	—
Merchandise inventories	707,516	559,297	547,103
Other current assets	132,604	141,845	173,337

Total current assets	1,294,760	912,244	901,933
Long-term investments	—	18,338	—
Property and equipment—net	503,456	390,844	261,872
Goodwill and intangible assets	172,919	172,978	173,367
Other non-current assets	25,853	31,595	29,556

Total assets	$1,996,988	$1,525,999	$1,366,728

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$291,381	$235,159	$248,336
Other current liabilities	135,305	109,270	114,350

Total current liabilities	426,686	344,429	362,686
Convertible senior notes due 2019—net	291,249	284,388	277,678
Convertible senior notes due 2020—net	214,075	—	—
Financing obligations under build-to-suit lease transactions	186,367	124,770	50,701
Other non-current obligations	76,333	69,496	61,410

Total liabilities	1,194,710	823,083	752,475

Stockholders’ equity	802,278	702,916	614,253

Total liabilities and stockholders’ equity	$1,996,988	$1,525,999	$1,366,728

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	August 1, 2015	August 2, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$37,091	$29,048
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	20,874	15,978
Amortization of debt discount	8,288	1,576
Stock-based compensation expense	11,580	6,750
Other non-cash items	(2,488)	(7,181)
Change in assets and liabilities:
Merchandise inventories	(148,310)	(93,185)
Accounts payable, accrued expenses and other	86,585	17,289

Net cash provided by (used in) operating activities	13,620	(29,725)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(46,261)	(38,800)
Acquisition of building and land	(9,875)	—
Purchase of trademarks and domain names	(168)	(252)
Purchase of investments—net of maturities	(69,607)	—

Net cash used in investing activities	(125,911)	(39,052)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under revolving line of credit	—	(85,425)
Proceeds from issuance of convertible senior notes	296,250	350,000
Proceeds from issuance of warrants	30,390	40,390
Purchase of convertible notes hedges	(68,250)	(73,325)
Debt issuance costs related to convertible senior notes	(2,382)	(5,385)
Payments on capital leases	(137)	(1,478)
Proceeds from exercise of stock options	11,671	5,806
Excess tax benefit from exercise of stock options	3,739	7,612
Tax withholdings related to issuance of stock-based awards	(2,954)	(1,306)

Net cash provided by financing activities	268,327	236,889

Effects of foreign currency exchange rate translation	(22)	(8)

Net increase in cash and cash equivalents	156,014	168,104
Cash and cash equivalents
Beginning of period	148,934	13,389

End of period	$304,948	$181,493

RESTORATION HARDWARE HOLDINGS, INC.

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Six Months Ended
	August 1, 2015	August 2, 2014
Net cash provided by (used in) operating activities	$13,620	$(29,725)
Capital expenditures	(46,261)	(38,800)
Acquisition of building and land	(9,875)	—
Purchase of trademarks and domain names	(168)	(252)
Payments on capital leases	(137)	(1,478)

Free cash flow [a]	$(42,821)	$(70,255)

[a]	Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures, acquisition of building and land, purchase of trademarks and domain names, and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions.